SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): July 21, 2003



                                Blair Corporation


             (Exact name of registrant as specified in its charter)
              ----------------------------------------------------



          Delaware                 001-00878                  25-0691670
          --------                 ---------                  ----------
      (State or other        (Commission File No.)         (I.R.S. Employer
      Jurisdiction of                                    Identification No.)
       incorporation)
     220 Hickory Street, Warren, Pennsylvania                 16366-0001
     ----------------------------------------                 ----------
     (Address of Principal executive offices)                 (Zip Code)


      Registrant's telephone number, including area code: (814) 723-3600


                                 Not Applicable
          (Former name or former address, if changed since last report)



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Blair-2

Item 7.  Final Statements, Pro Forma Final Information and Exhibits.
------   ----------------------------------------------------------

         (c) Exhibits

               Exhibit 99.1.  Press Release.

Item 9.  Regulation FD Disclosure and Item 12 Disclosure of Results of
------   --------------------------------------------------------------
         Operations and Financial Condition.
         ----------------------------------

         The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

         On July 21, 2003, Blair Corporation issued a press release announcing its earnings for the three months and six months ended June 30, 2003. The information contained in the press release, which is attached as Exhibit 99.1 to this Form 8-K, is incorporated herein by reference.



                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  July 21, 2003                Blair Corporation



                                    By: John E. Zawacki
                                        -------------------------------------
                                        John E. Zawacki
                                        President and Chief Executive Officer



                                    By: Bryan J. Flanagan
                                        -------------------------------------
                                        Bryan J. Flanagan
                                        Senior Vice President and Chief
                                        Financial Officer



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Blair-3

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                     Carl Hymans
Bryan Flanagan, SVP/Chief Financial Officer           G.S. Schwartz & Co
Thomas McKeever, SVP/Operations & Administration      212-725-4500
814-723-3600                                          carlh@schwartz.com

               BLAIR CORPORATION REPORTS SECOND QUARTER RESULTS

WARREN, Pa., (July 21, 2003) -- Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced results for the second quarter and six months ended June 30, 2003.

Net sales for the second quarter ended June 30, 2003 were $154,344,950 compared to $147,513,331 reported for the second quarter ended June 30, 2002.

Net income for the second quarter ended June 30, 2003 was $4,100,653, or $0.51 per basic and diluted share, compared to net income of $7,032,678, or $0.88 per basic and diluted share, reported for the second quarter last year.

Net sales for the six months ended June 30, 2003 were $291,358,494 compared to $282,774,786 reported for the first six months ended June 30, 2002.

Net income for the six months ended June 30, 2003 was $4,600,842, or $0.57 per basic and diluted share compared to $12,633,809, or $1.58 per basic and diluted share, reported for the six months last year.

The reduction in second quarter net income was primarily attributable to an increase in both cost of goods sold and advertising expenses.

Cost of goods sold as a percentage of net sales increased to 47.1% for the second quarter of 2003 from 46.7% in the comparable quarter last year. The rise in the cost of goods sold of $617,000 primarily reflects promotional initiatives undertaken to manage inventory. In addition, the cost of goods sold was impacted by increased inbound airfreight expenses and shipping costs.

Advertising expenses as a percent of net sales rose to 26.9% from 25.0%. The increase of $2.9 million is attributable to a strategic increase in catalog mailings to current and prospective customers.



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Blair-4

General & administrative costs as a percent of net sales rose slightly to 22.6% from 22.5%. This increase of $154,000 included costs associated with the completion of the enhancements and automation of Blair's fulfillment capabilities. With this initiative fully operational at the close of the quarter, Blair believes it will have increased efficiency and productivity and a reduction in overall operating costs.

"Blair continues to undertake initiatives to generate sales and improve inventory management. Liquidity and cash availability have been maintained, and inventory levels remain in check. We have maintained our strong balance sheet and are taking the necessary steps to meet near term challenges while better positioning the Company to achieve long term growth," said Bryan J. Flanagan, Senior Vice President and Chief Financial Officer.

John E. Zawacki, President and Chief Executive Officer said, "It is encouraging to note that Blair achieved an increase in sales despite very difficult economic and industry conditions. The ongoing slowdown in consumer spending continues to impact the retail and direct marketing industries."

"Blair is expanding its core businesses and developing growth opportunities. Our Crossing Pointe catalog and E-commerce initiatives are increasing revenue and growing our customer files. Our Blair.com E-commerce channel generated $36 million in gross demand in the first six months of 2003 as compared to $27.4 million for the like period a year ago. Gross demand for Crossing Pointe rose $4.6 million to $35.7 million for the first half of 2003 when compared to the same 2002 period. Additionally, the Company has recently announced the formation of Allegheny Trail Corporation, a wholly-owned subsidiary. This business will be targeted primarily at outdoor sporting goods and recreational retailers and will offer a core product line of men's and women's outdoor apparel basics.

We are focused on the implementation of our strategic plan to increase sales and market share in these challenging times. We continue to enhance our position as the premier multi-channel direct marketer to value-conscious consumers and are committed to increasing long-term profitability and shareholder value," concluded Mr. Zawacki.

About Blair
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad array of women's and men's apparel and home products, primarily through direct mail merchandising as well as its Web site, www.blair.com and other Web sites. Blair Corporation employs over 2,700 people and operates facilities in Erie, Franklin and Grove City, Pennsylvania as well as in Wilmington, Delaware. The Company, which has annual sales of more than $560 million, is publicly traded on the American Stock Exchange (AMEX-BL).

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, interest rate fluctuations, decreased consumer spending, decreased demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

                           --Financial table follows--



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Blair-5

                                BLAIR CORPORATION
                        COMPARATIVE OPERATING HIGHLIGHTS
                                     (UNAUDITED)
                                        For the Three Months Ended June 30
                                        ----------------------------------
                                               2003                2002
                                               ----                ----

Net sales                                  $154,344,950        $147,513,331
Income before income taxes                    6,632,653          10,982,678
Income taxes                                  2,532,000           3,950,000
Net income                                    4,100,653           7,032,678

Basic and diluted earnings per share              $0.51               $0.88

Average shares outstanding                    8,056,104           7,979,883

                                            For the Six Months Ended June 30
                                            --------------------------------
                                               2003                2002
                                               ----                ----

Net sales                                  $291,358,494        $282,774,786
Income before income taxes                    7,426,842          19,642,809
Income taxes                                  2,826,000           7,009,000
Net income                                    4,600,842          12,633,809

Basic and diluted earnings per share             $ 0.57              $ 1.58

Average shares outstanding                     8,050,201          7,975,591



SELECTED BALANCE SHEET ITEMS AS OF JUNE 30
------------------------------------------

                                                2003               2002
                                                ----               ----

Customer accounts receivable                $146,702,292       $146,270,128

Inventories                                 $ 64,208,390       $ 57,357,569

Total assets                                $327,021,829       $329,633,935

Total liabilities                           $ 66,935,666       $ 77,144,362

Stockholders' equity                        $260,086,163       $252,489,573

Total liabilities and stockholders' equity  $327,021,829       $329,633,935